Exhibit 99.1

For Immediate Release

Nocera, Inc. Regains Compliance with Nasdaq Minimum Bid Price Deficiency

TAIPEI, TAIWAN / ACCESSWIRE / July XX, 2025 / Nocera, Inc. (NASDAQ: NCRA) (“Nocera” or the “Company”), an industry-agnostic, acquisition-focused company, today announced that it received a notification letter (the “Notification Letter”) from the Listing Qualifications Department at The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The Notification Letter confirmed that the Company demonstrated a closing bid price at or greater than $1.00 for the last twenty consecutive business days, from June 12 through to July 11, 2025, and that the Company has regained compliance with the Minimum Bid Price Requirement. As a result, the listing matter has been closed.

Andy Jin, CEO of Nocera, stated, “Maintaining our Nasdaq listing is integral to our ongoing commitment to shareholders, as it reinforces our credibility and visibility within the investment community while supporting our long-term value creation efforts. Nasdaq listing also provides a level of transparency that is essential to our growth strategy as an acquisition-focused company.”

About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a dynamic, industry-agnostic, acquisition-focused company dedicated to identifying and acquiring businesses that demonstrate strong core values and exceptional business acumen. With a strategic focus on fostering growth and creating long-term value, Nocera seeks to partner with companies that align with its vision for success. To learn more about Nocera and its approach, please visit the company’s official website at www.nocera.company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic and business conditions, the Company’s ability to execute its growth strategy, maintain compliance with Nasdaq listing standards, and respond to market conditions, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Readers are encouraged to read the risk factors included in our annual reports and quarterly reports we file with the Securities and Exchange Commission. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:
Hanover International, Inc.

Jh@hanoverintlinc.com